                                                                   EXHIBIT 10.18

                            STOCK PURCHASE AGREEMENT

                                      among

                         TBA ENTERTAINMENT CORPORATION,

                                  ROBERT ROMEO

                                       and

                         ROMEO ENTERTAINMENT GROUP, INC.




                                November 26, 1999

                          TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
ARTICLE 1 - Purchase And Sale of Shares......................................................1
        1.1    Purchase and Sale.............................................................1
        1.2    Purchase Price................................................................1
        1.3    Registration Rights...........................................................2
        1.4    Closing.......................................................................2
        1.5    Further Action................................................................3

ARTICLE 2 - Representations And Warranties of TBA............................................3
        2.1    Organization and Qualification................................................3
        2.2    Authority Relative to this Agreement..........................................3
        2.3    TBA Common Stock and TBA SEC Documents........................................4
        2.4    Certain Corporate Matters.....................................................4
        2.5    Broker's Fees.................................................................5
        2.6    Disclosure....................................................................5
        2.7    No Actions Pending............................................................5
        2.8    Investment Intent.............................................................5
        2.9    Information...................................................................5
        2.10   Sophistication of TBA.........................................................5
        2.11   Accredited Investor...........................................................5
        2.12   Absence of Certain Changes....................................................6
        2.13   No Reliance...................................................................6
        2.14   No Knowledge of Breach........................................................6

ARTICLE 3 - Representations And Warranties of
Shareholder and Romeo Entertainment..........................................................6
        3.1    Organization, Qualification and Corporate Power...............................6
        3.2    Capitalization................................................................7
        3.3    Authorization of Transaction..................................................8
        3.4    Subsidiaries..................................................................8
        3.5    Financial Statements..........................................................8
        3.6    Events Subsequent to Financial Statements.....................................9
        3.7    Undisclosed Liabilities......................................................10
        3.8    Tax Returns and Audits.......................................................11
        3.9    Books and Records............................................................12
        3.10   Real Property................................................................12
        3.11   Tangible Property............................................................12
        3.12   Intellectual Property........................................................12
        3.13   Contracts....................................................................14
        3.14   Suppliers and Customers......................................................15
        3.15   Accounts Payable; Accounts Receivable........................................15
        3.16   Powers of Attorney...........................................................15
        3.17   Condition of Property........................................................16
        3.18   Insurance....................................................................16
        3.19   Litigation...................................................................16

                         TABLE OF CONTENTS
                            (Continued)

                                                                                            Page
                                                                                            ----
        3.20   Employees....................................................................16
        3.21   Employee Benefit Plans.......................................................17
        3.22   Guarantees...................................................................17
        3.23   Legal Compliance.............................................................18
        3.24   Certain Business Relationships...............................................18
        3.25   Broker's Fees................................................................18
        3.26   Environment, Health and Safety...............................................18
        3.27   Disclosure...................................................................18
        3.28   Limitations of Representations...............................................19

ARTICLE 4 - Additional Representations and Warranties of Shareholder........................19
        4.1    Representations Regarding Shares of Romeo Entertainment......................19
        4.2    Investment Representations...................................................20
        4.3    Authorization................................................................21

ARTICLE 5 - Conduct of Business Pending The Closing.........................................21
        5.1    Conduct of Business by Romeo Entertainment Pending the Closing...............21
        5.2    No Other Bids for Romeo Entertainment........................................24
        5.3    Lines of Business and Capital Expenditures...................................24
        5.4    Accounting Methods...........................................................25
        5.5    Other Actions................................................................25

ARTICLE 6 - Additional Agreements...........................................................25
        6.1    Expenses.....................................................................25
        6.2    Notification of Certain Matters..............................................25
        6.3    Access to Information........................................................25
        6.4    Taking of Necessary Action...................................................25
        6.5    Notice of Changes............................................................26
        6.6    Press Releases...............................................................26
        6.7    Employee Matters.............................................................26
        6.8    Tax Matters..................................................................26
        6.9    Real Estate Lease............................................................27
        6.10   Adjustment to Purchase Price.................................................27
        6.11   Tax Indemnification..........................................................27
        6.12   Name.........................................................................27
        6.13   No Deficit Working Capital...................................................28
        6.14   Referral Commissions.........................................................28

ARTICLE 7 - Conditions to Closing...........................................................28
        7.1    Conditions to Obligations of Each Party to Effect the Closing................28
        7.2    Additional Conditions to TBA's Obligations...................................28

                         TABLE OF CONTENTS
                            (Continued)

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                                                                                            ----
        7.3    Additional Conditions to the Obligations of Romeo
               Entertainment and Shareholder................................................30

ARTICLE 8 - Termination, Amendment and Waiver...............................................32
        8.1    Termination..................................................................32
        8.2    Amendment....................................................................32
        8.3    Waiver.......................................................................32
        8.4    Effect of Termination........................................................32

ARTICLE 9 - Indemnification.................................................................33
        9.1    By TBA, Romeo Entertainment and Shareholder..................................33
        9.2    Claims for Indemnification...................................................33
        9.3    Defense by Indemnifying Party................................................34
        9.4    Payment of Indemnification Obligation........................................34
        9.5    Limitations..................................................................34

ARTICLE 10 - General Provisions.............................................................34
        10.1   Survival of Representations and Warranties...................................34
        10.2   Effect of Due Diligence......................................................35
        10.3   Specific Performance.........................................................35
        10.4   Notices......................................................................35
        10.5   Interpretation...............................................................36
        10.6   Severability.................................................................36
        10.7   Miscellaneous................................................................37
        10.8   Material Adverse Breach......................................................37
        10.9   Limitation of Liability......................................................37


SCHEDULE 1  Disclosure Schedule
SCHEDULE 2 Mementoes of Shareholder

ANNEX I               List of TBA SEC Documents
EXHIBIT A             Form of Adjustable Promissory Note
EXHIBIT B             Form of Non-Adjustable Note
EXHIBIT C             Form of Pledge Agreement
EXHIBIT D             Form of Registration Rights Agreement
EXHIBIT E             Form of Lease
EXHIBIT F             Form of Employment Agreement

                            STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT, dated as of November 26, 1999 (this "Agreement"), is by and among TBA Entertainment Corporation, a Delaware corporation ("TBA"), Robert Romeo, an individual and sole shareholder of Romeo Entertainment (as defined below) ("Romeo" or "Shareholder"), and Romeo Entertainment Group, Inc., a Nebraska corporation ("Romeo Entertainment").

                                    RECITALS

        WHEREAS, Shareholder owns all of the issued and outstanding common stock (the "Shares") of Romeo Entertainment and Romeo Entertainment owns all of the issued and outstanding common stock of Romeo Agency Inc., a Colorado corporation ("Romeo Agency");

        WHEREAS, TBA, Romeo Entertainment and Shareholder each desire for TBA to acquire (the "Acquisition") all of the Shares pursuant to the terms and conditions of this Agreement, as a result of which Romeo Entertainment will become a wholly owned subsidiary of TBA;

        NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:


                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

        1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Shareholder agrees to sell, assign, transfer and deliver to TBA at the Closing (as hereinafter defined), and TBA agrees to purchase from Shareholder at the Closing, the Shares, free and clear of any and all charges, claims, community property interests, equitable interests, mortgages, liens, security interests, pledges, charges, rights of assignment, rights of purchase, rights of first offer or refusal, options, warrants or encumbrances of any nature (collectively, "Liens").

        1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares shall be equal to Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000), subject to possible adjustment as provided in the Adjustable Note (hereinafter defined), and shall be paid or delivered to Shareholder at the Closing as follows:

                (a) TBA shall issue and deliver to Shareholder a certificate registered in Shareholder's name representing the number of fully-paid and nonassessable shares of TBA common stock, $.001 par value per share ("TBA Common Stock"), equal to Seven Hundred Fifty Thousand Dollars ($750,000) divided by the Average Price (as defined below) (the "Common Stock Portion");

                (b) TBA shall deliver to Shareholder by wire transfer to one or more accounts designated in writing by Shareholder to TBA prior to the Closing cash in an amount equal to Three Million Four Hundred Seventy-Five Thousand Dollars ($3,475,000) (the "Cash Portion"); and

                (c) TBA shall deliver to Shareholder (i) an adjustable promissory note (the "Adjustable Note") in the original principal amount of Two Million Twenty-Five Thousand Dollars ($2,025,000) (the "Adjustable Note Portion"), subject to possible adjustment as set forth in the Adjustable Note, substantially in the form of Exhibit A attached hereto (the "Form of Adjustable Note") and (ii) a non-adjustable promissory note (the "Non-Adjustable Note") in the original principal amount of Five Hundred Thousand Dollars ($500,000) (the "Non-Adjustable Note Portion"), substantially in the form of Exhibit B attached hereto (the "Form of Non-Adjustable Note"). Each of the Adjustable Note and the Non-Adjustable Note shall be secured by a pledge of the Shares pursuant to the terms of a Stock Pledge Agreement, substantially in the form of Exhibit C attached hereto (the "Pledge Agreement"). Except as set forth in Section 6.10 hereof, any adjustment to the Purchase Price hereunder shall be accomplished only through adjustment to payments under the Adjustable Note as set forth in the Adjustable Note, and none of the Common Stock Portion, the Cash Portion or the Non-Adjustable Note Portion of the Purchase Price shall be adjusted subsequent to Closing.

                (d) The term "Average Price" shall mean the average of the closing sale prices of TBA Common Stock reported by The Nasdaq Stock Market for each of the five (5) consecutive trading days ending five (5) trading days preceding the Closing Date.

                (e) No fraction of a share of TBA Common Stock will be issued to Shareholder but in lieu thereof Shareholder will be paid an amount in cash equal to the product of (A) the number of fractional shares to which Shareholder is otherwise entitled and (B) the Average Price. No interest shall be paid on such amount.

        1.3 Registration Rights. Shareholder and TBA shall execute a Registration Rights Agreement (herein so called) in the form attached hereto as Exhibit D with respect to the shares of TBA Common Stock issued to Shareholder pursuant to Section 1.2(a) and Shareholder shall have the registration and other rights provided in such Registration Rights Agreement, which Registration Rights Agreement is hereby incorporated herein by this reference as if set forth in full in this Agreement. The parties hereto stipulate and agree that the execution and delivery of the Registration Rights Agreement is intended to provide Shareholder with flexibility in liquidating his investment in TBA Common Stock and does not evidence any present intention to dispose of such investment.

        1.4 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C., 1201 Elm Street, 5400 Renaissance Tower, Dallas, Texas, on January 3, 2000, or as soon as reasonably practicable thereafter as the conditions set forth in Article 7 have been satisfied or waived (the "Closing Date"). At the
Closing:

                (a) TBA will (i) pay to Shareholder the Cash Portion by wire transfer of immediately available funds, (ii) issue and deliver to Shareholder the Common Stock Portion, (iii) execute and deliver to Shareholder the Adjustable Note and the Non-Adjustable Note, and (iv) execute and deliver to Shareholder such other documents and instruments required to be executed and delivered by TBA under the terms of this Agreement; and

                (b) Shareholder will deliver to TBA (i) certificates representing the Shares, duly endorsed, and (ii) such other documents and instruments required to be delivered by Shareholder under the terms of this Agreement or reasonably requested by TBA.

        1.5 Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest TBA with full right, title and possession and all rights, privileges and immunities with respect to any or all of the Shares, Shareholder shall take all such action.


                                    ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES OF TBA

        TBA hereby represents and warrants to Romeo Entertainment and Shareholder as follows:

        2.1 Organization and Qualification. TBA has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now conducted.

        2.2 Authority Relative to this Agreement. TBA has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by TBA and the consummation by TBA of the transactions contemplated hereby have been duly authorized by the Board of Directors of TBA, and no other corporate proceedings on the part of TBA are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by TBA and constitutes the valid and binding obligation of TBA, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by TBA, the performance by TBA of its obligations hereunder or the consummation of the transactions contemplated hereby by TBA will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of TBA under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which TBA is a party or by which TBA or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed. Other than filings under the Securities Act of 1933, as amended (the "Securities Act"), if any, necessary to perfect an exemption from registration under the Securities Act, filings made with the National Association of Securities Dealers, Inc. to list the shares of TBA Common Stock to be issued in connection with the Acquisition in the National Market System of The Nasdaq Stock Market and filings to be made with state securities regulatory agencies, no authorization, consent or approval of, or filing with, any public body, court or governmental or regulatory authority is necessary on the part of TBA for the consummation by TBA of the transactions contemplated by this Agreement.

        2.3 TBA Common Stock and TBA SEC Documents. The TBA Common Stock is listed for trading on the National Market System of The Nasdaq Stock Market. The shares of TBA Common Stock to be issued by TBA to Shareholder at the Closing have been duly authorized for such issuance and, when issued and delivered by TBA in accordance with the provisions of this Agreement, shall be validly issued, fully paid and nonassessable. The issuance of such shares under this Agreement is not subject to any preemptive or similar rights. TBA has furnished Romeo Entertainment and Shareholder with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by TBA with the Securities and Exchange Commission ("SEC") since January 1, 1999 (the "TBA SEC Documents"), which are all the documents (other than preliminary materials) that TBA was required to file with the SEC since such date and all of which documents are listed on Annex I attached hereto. As of its date, each TBA SEC Document was in compliance, in all material respects, with the requirements of its form. None of the TBA SEC documents, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements of TBA included in the TBA SEC Documents complied, at the time of filing with the SEC, as to form, in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis during the periods involved, and fairly presented, in all material respects (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments) the financial position of TBA as and at the dates thereof and the results of its operations and cash flows for the periods then ended.

        2.4 Certain Corporate Matters. TBA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a materially adverse effect on TBA and its subsidiaries, taken as a whole. TBA has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it. TBA has delivered to Romeo Entertainment and Shareholder true, accurate and complete copies of its charter documents and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and board of directors of TBA are accurate and complete in all material respects. All material corporate actions taken by TBA since its date of incorporation have been duly authorized and/or subsequently ratified, as necessary. TBA is not in default under or in violation of any material provision of its charter or bylaws.

        2.5 Broker's Fees. Neither TBA nor anyone on its behalf has any liability to any broker, finder, investment banker or similar agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or similar agent in connection with the Acquisition or any similar transaction.

        2.6 Disclosure. The representations and warranties and statements of fact made by TBA in this Agreement and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete on the date of this Agreement and will be accurate, correct and complete at the Closing and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations and warranties and statements and information contained herein or therein not misleading.

        2.7 No Actions Pending. There are no actions, claims, complaints, grievances, suits, governmental inquiries, governmental investigations or proceedings pending or, to the knowledge of TBA, threatened, and to the knowledge of TBA, there are no investigations pending or threatened, which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, by or before any court, arbitrator or administrative or governmental body.

        2.8 Investment Intent. TBA is acquiring the Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). TBA will not sell or otherwise dispose of any Shares in a manner which would require registration under the Securities Act or any applicable blue sky law unless such registrations are effected.

        2.9 Information. TBA has had an opportunity to ask questions of, and receive answers from, Shareholder concerning the Shares, and the operations, financial condition and prospects of Romeo Entertainment.

        2.10 Sophistication of TBA. TBA has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

        2.11 Accredited Investor. TBA is an "accredited investor" as that term is defined in regulations promulgated by the Securities and Exchange Commission.

        2.12 Absence of Certain Changes. Since January 1, 1998, there has not been any material adverse change in the business, assets, results of operations, condition (financial or otherwise) or prospects of TBA and its subsidiaries considered as a whole.

        2.13 No Reliance. In determining to enter into this Agreement and consummate the transaction contemplated herein, TBA has not relied on any information or materials other than (a) the representations and warranties of Shareholder and Romeo Entertainment set forth in Article 3 of this Agreement,
(b) the additional representations and warranties of Shareholder set forth in
Article 4 of this Agreement, (c) the information set forth in the Disclosure Schedule (hereinafter defined), and (d) the responses of Shareholder and Romeo Entertainment to the due diligence check list delivered by TBA to counsel for Romeo Entertainment by letter dated September 1, 1999 (the "Due Diligence Checklist").

        2.14 No Knowledge of Breach. Neither TBA nor any of its employees, agents or affiliates are aware of any breach by Shareholder of any of the representations and warranties of Shareholder as set forth in Articles 3 and 4 of this Agreement.


                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                       SHAREHOLDER AND ROMEO ENTERTAINMENT

        Except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto as Schedule 1 and incorporated herein by this reference (the "Disclosure Schedule"), Shareholder and Romeo Entertainment, jointly and severally, hereby represent and warrant to TBA as follows:

        3.1 Organization, Qualification and Corporate Power. Each of Romeo Entertainment and Romeo Agency is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation. (Romeo Entertainment and Romeo Agency shall hereinafter be collectively referred to as "Romeo Entertainment" and the representations and warranties contained in this Article 3 shall apply and be read separately as to each of Romeo Entertainment and Romeo Agency unless the context otherwise requires.) Each of Romeo Entertainment and Romeo Agency is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified in Section 3.1 of the Disclosure Schedule, which are the jurisdictions in which the ownership of its properties, the employment of its personnel or the conduct of its business requires that it be so qualified or where a failure to be so qualified or licensed would have a material adverse effect on its financial condition, results of operation or business. Romeo Entertainment has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Romeo Entertainment has delivered to TBA true, accurate and complete copies of its charter and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and Board of Directors of Romeo Entertainment, the stock certificate books and the stock record books of Romeo Entertainment are complete and correct and have been delivered to TBA. The stock record books of Romeo Entertainment and the shareholder lists of Romeo Entertainment which Romeo Entertainment has previously furnished to TBA are complete and correct and accurately reflect the record and beneficial ownership of all the outstanding shares of Romeo Entertainment's capital stock and all other outstanding securities issued by Romeo Entertainment. To the knowledge of Shareholder and Romeo Entertainment, all material corporate actions taken by Romeo Entertainment since incorporation have been duly authorized and/or subsequently ratified as necessary. To the knowledge of Shareholder and Romeo Entertainment, Romeo Entertainment is not in default under or in violation of any provision of its charter or bylaws. Romeo Entertainment is not in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

        3.2 Capitalization. Romeo Entertainment's entire authorized capital stock consists of 1,000 shares of common stock, $10.00 par value per share ("Romeo Entertainment Common Stock"), of which 35 shares are issued and outstanding and 35 shares will be issued and outstanding immediately prior to the Closing Date. Romeo Agency's entire authorized capital stock consists of 30,000 shares of common stock, no par value per share, of which 20,000 shares are issued and outstanding and 20,000 shares will be issued and outstanding immediately prior to the Closing Date. Romeo Entertainment owns all of the issued and outstanding capital stock of Romeo Agency. All of the issued and outstanding shares of Romeo Entertainment Common Stock have been and, as of the Closing Date, will be duly authorized and are and, as of the Closing Date, will be validly issued, fully paid and nonassessable and have not been and, as of the Closing Date, will not be issued in violation of any pre-emptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Romeo Entertainment is a party or which are binding upon Romeo Entertainment providing for the issuance or transfer by Romeo Entertainment of additional shares of its capital stock and Romeo Entertainment has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, contracts, arrangements or commitments based upon the book value, income or other attribute of Romeo Entertainment. There are no voting trusts or any other agreements or understandings with respect to the voting of Romeo Entertainment's capital stock. Upon consummation of the Acquisition, TBA will own the entire equity interest (subject however to Shareholder's interest in such stock pursuant to the Pledge Agreement) in Romeo Entertainment and Romeo Entertainment will not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. Shareholder is the only holder of capital stock of Romeo Entertainment. To the knowledge of Shareholder and Romeo Entertainment, all capital stock, options, warrants and other securities issued by Romeo Entertainment were issued in compliance, in all respects, with all applicable federal and state securities laws.

        3.3 Authorization of Transaction. Romeo Entertainment has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Romeo Entertainment. No other corporate approval on the part of Romeo Entertainment (other than shareholder approval) will be necessary to authorize the execution, delivery and performance of this Agreement and the trans actions contemplated hereby. This Agreement has been duly executed and delivered by Romeo Entertainment and, upon approval hereof by the shareholders of Romeo Entertainment, will constitute the valid and binding obligation of Romeo Entertainment, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by Romeo Entertainment, the performance by Romeo Entertainment of its obligations hereunder or the consummation of the transactions contemplated hereby by Romeo Entertainment will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of Romeo Entertainment under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Romeo Entertainment is a party or by which Romeo Entertainment or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed, all as set forth in Section 3.3 of the Disclosure Schedule. No notice to, filing with or authorization, consent or approval of any public body or authority is necessary for the consummation by Romeo Entertainment of the transactions contemplated by this Agreement.

        3.4 Subsidiaries. Other than the ownership by Romeo Entertainment of all of the outstanding capital stock of Romeo Agency, Romeo Entertainment does not own and is not obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

        3.5 Financial Statements. Romeo Entertainment has delivered to TBA (a) unaudited balance sheets as of December 31, 1998, 1997 and 1996, (b) unaudited statements of operations and statements of cash flows for each of the years in the three-year period ended December 31, 1998, (c) unaudited balance sheets as of September 30, 1999, and (d) unaudited statements of operations and statements of cash flows for the nine (9) months ended September 30, 1999, for Romeo Entertainment (collectively, the "Financial Statements"). The Financial Statements have been prepared on the cash basis of accounting, which basis of accounting has been applied consistently for all periods and present fairly the financial condition of Romeo Entertainment as of such dates and the results of its operations and cash flows for such periods. Since December 31, 1995, there have been no changes in Romeo Entertainment's method of accounting for tax purposes.

        3.6 Events Subsequent to Financial Statements. Except as disclosed in the Financial Statements, or as disclosed on Schedule 1 herein or permitted in this Agreement, since September 30, 1999, there has not been:

                (a) any materially adverse change in the financial condition, results of operations or business of Romeo Entertainment;

                (b) other than the distribution by Romeo Entertainment to Shareholder of (i) the real property and improvements thereon which constitute the principal office of Romeo Entertainment and (ii) the personal mementoes of Shareholder listed on Schedule 2 hereof, any sale, lease, transfer, license or assignment of any material assets, tangible or intangible, of Romeo Entertainment, other than in the ordinary course of business;

                (c) any damage, destruction or property loss, whether or not covered by insurance, affecting materially adversely the properties or business of Romeo Entertainment;

                (d) any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Romeo Entertainment or any redemption, purchase or other acquisition of any such shares;

                (e) any mortgage or pledge of, or subjection to any material lien, charge, security interest or encumbrance of any kind on, any of the assets, tangible or intangible, of Romeo Entertainment (other than liens arising by operation of law which secure obligations which are not yet due and payable);

                (f) any incurrence of indebtedness or liability or assumption of obligations by Romeo Entertainment other than (i) those incurred in the ordinary course of business, (ii) those which do not exceed $25,000 in the aggregate, and (iii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement;

                (g) any cancellation or compromise by Romeo Entertainment of any material debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

                (h) any waiver or release by Romeo Entertainment of any right of any material value;

                (i) except licenses of software made in the ordinary course of business, consistently with past practice, any sale, assignment, transfer or grant by Romeo Entertainment of any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights or with respect to any know-how or other intangible assets;

                (j) any material arrangement, agreement or undertaking entered into by Romeo Entertainment not terminable on 30 days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or any increase in compensation or benefits to officers or directors of Romeo Entertainment, other than in the ordinary course of business;

                (k) any change made or authorized in the charter or bylaws of Romeo Entertainment;

                (l) any issuance, sale or other disposition by Romeo Entertainment of any shares of its capital stock or other equity securities, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of its capital stock or other equity securities;

                (m) any loan to or other transaction with any officer, director or shareholder of Romeo Entertainment giving rise to any claim or right of Romeo Entertainment against any such person or of such person against Romeo Entertainment;

                (n) any payment to or other transaction with any officer, director or shareholder of Romeo Entertainment involving an amount in excess of $5,000, individually or in the aggregate, other than the payment of monthly compensation consistent with customary practice;

                (o) any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument to which Romeo Entertainment is a party or by which it is bound so as to affect, materially and adversely, the properties or business of Romeo Entertainment; or

                (p) any other material transaction or commitment entered into other than in the ordinary course of business by Romeo Entertainment.

        3.7 Undisclosed Liabilities. Romeo Entertainment has no material liability or obligation whatsoever, known or unknown, either accrued, absolute, contingent or otherwise, except to the extent shown on the Financial Statements, incurred in the normal and ordinary course of business of Romeo Entertainment since January 1, 1999 (provided that, liabilities or obligations incurred in connection with the termination of employees shall not be considered liabilities incurred in the ordinary course of business), or incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement. Romeo Entertainment is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of Romeo Entertainment or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or affiliate is indebted to Romeo Entertainment.

        3.8 Tax Returns and Audits. The taxable year of Romeo Entertainment ends December 31. Romeo Entertainment has duly and timely filed or caused to be filed all tax returns (the "Tax Returns") required to be filed on behalf of itself and has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due on behalf of itself to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). Such Tax Returns are correct in all material respects, and Romeo Entertainment is not required to pay any other taxes for such periods except as shown in such Tax Returns. The income tax returns filed by Romeo Entertainment have not been, and are not being, to the knowledge of Shareholder, examined by the Internal Revenue Service or other applicable taxing authorities for any period. All taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment. Except for amounts not yet due and payable, all tax liabilities to which the properties of Romeo Entertainment may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of Romeo Entertainment. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the property of Romeo Entertainment, nor are there any pending or threatened examinations or tax claims asserted. Romeo Entertainment has not granted any extensions of limita tion periods applicable to tax claims or filed a consent under Section 341(f) of the Code relating to collapsible corporations. Except in jurisdictions in which Romeo Entertainment voluntarily files tax returns, no claim has ever been made by a taxing authority that Romeo Entertainment is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other tax returns, notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by Romeo Entertainment since January 1, 1995, have been delivered to TBA, and the same are listed in Section 3.8 of the Disclosure Schedule. Romeo Entertainment is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. Romeo Entertainment is not a party to any agreement that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Romeo Entertainment has never been a member of an "affiliated group," as defined in Section 1504(a) of the Code. All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. Romeo Entertainment is not a United States real property holding corporation as defined in Section 897 of the Code. No shareholder of Romeo Entertainment is a foreign person within the meaning of
Section 1445(b)(2) of the Code. Romeo Entertainment has not made any tax elections under any section of the Code, including, without limitation under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any
predecessor thereof). None of the assets and properties of Romeo Entertainment is an asset or property that TBA or any of its affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Romeo Entertainment or any assets thereof. Romeo Entertainment has not agreed to or is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Romeo Entertainment, Romeo Entertainment has no applications pending with any taxing authority requesting permission for any changes in any accounting method of Romeo Entertainment, and the I.R.S. has not proposed any such adjustment or change in accounting method therefor. Romeo Entertainment has not been or is not in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of taxes. Romeo Entertainment has duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

        3.9 Books and Records. The general ledgers and books of account of Romeo Entertainment, all federal, state and local income, franchise, property and other tax returns filed by Romeo Entertainment, with respect to its assets, and all other books and records of Romeo Entertainment are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations in all material respects.

        3.10 Real Property. Set forth in Section 3.10 of the Disclosure Schedule is a complete and accurate list and a brief description of all real property owned or leased by Romeo Entertainment. With respect to each lease so set forth:
(a) the lease has been validly executed and delivered by Romeo Entertainment and, to the knowledge of Romeo Entertainment, by the other party or parties thereto and is in full force and effect; (b) neither Romeo Entertainment nor, to the knowledge of Romeo Entertainment, any other party to the lease is in material breach or default, and no event has occurred on the part of Romeo Entertainment or, to the knowledge of Romeo Entertainment, on the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease;
(c) the lease will continue to be binding in accordance with its terms following the consummation of the Acquisition; (d) Romeo Entertainment has not repudiated and, to the knowledge of Romeo Entertainment, no other party to the lease has repudiated any provision thereof; (e) there are no disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary governmental authorities, have been maintained in accordance with normal industry practice and are in good condition, working order and repair.

        3.11 Tangible Property. Romeo Entertainment has good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no material encumbrances, loans, security interests, mortgages or pledges.

        3.12 Intellectual Property.

                (a) Section 3.12(a) of the Disclosure Schedule sets forth a list of intellectual property owned by Romeo Entertainment including all patents, patent applications, trade marks, service marks, trade dress, trade names, trade secrets, corporate names, customer lists, copyrights, mask works, technology or intellectual property that are material to the business of Romeo Entertainment and registrations or applications to register any of the foregoing and a list of all licenses or other contracts related thereto (collectively, the "Intellectual Property"). With respect to each such item of Intellectual Property:

                        (i) Romeo Entertainment is the sole and exclusive owner
                and has the sole and exclusive right to use the item in the conduct of its business;

                        (ii) no proceedings have been instituted, are pending or
                are threatened which challenge the validity, enforceability, use or ownership thereof;

                        (iii) to the knowledge of Shareholder and Romeo
                Entertainment, the item (A) does not infringe upon or otherwise violate the rights of others, (B) is not being infringed upon by others and (C) is not subject to any outstanding order, decree, judgment, stipulation or charge;

                        (iv) no license, sublicense or agreement pertaining to
                the item has been granted by Romeo Entertainment;

                        (v) Romeo Entertainment has not received any charge of
                interference or infringement with respect to the item;

                        (vi) except in the ordinary course of business, Romeo
                Entertainment has not agreed to indemnify any person or entity for or against any infringement with respect to the item;

                        (vii) the transactions contemplated by this Agreement
                will have no material adverse effect on the right, title and interest of Romeo Entertainment in the item;

                        (viii) Romeo Entertainment has taken all steps which are
                commercially reasonable to protect the rights set forth in
                Section 3.12(a) of the Disclosure Schedule and will continue to use commercially reasonable efforts to maintain those rights prior to the Closing Date so as to not materially adversely affect the validity or enforcement of such rights; and

                        (ix) Romeo Entertainment has supplied TBA with true and
                complete copies of all written documentation evidencing its ownership of the item and of all licenses and other contracts related thereto.

                (b) Section 3.12(b) of the Disclosure Schedule sets forth a list describing all patents, trademarks, trade names, service marks, copyrights, trade secrets and mask works of others which Romeo Entertainment practices or uses that are material to Romeo Entertainment. With respect to each such item of intellectual property:

                        (i) any license agreement covering the item is a valid
                and binding agreement, has been validly executed and delivered by Romeo Entertainment and, to the knowledge of Romeo Entertainment, by the other parties thereto and is in full force and effect;

                        (ii) no event has occurred which constitutes a breach of
                such license agreement, Romeo Entertainment has not repudiated and, to the knowledge of

                Romeo Entertainment, no other party thereto has repudiated any provision thereof and there are no disputes, oral arrangements or delayed payment programs in effect as to any such license agreement;

                        (iii) Romeo Entertainment has supplied TBA with a true
                and complete copy of the license agreement;

                        (iv) the transactions contemplated by this Agreement
                will have no material adverse effect on the ability of Romeo Entertainment to continue using or practicing each such item; and

                        (v) Romeo Entertainment is not aware of any claim that
                the exercise of the rights granted to Romeo Entertainment with respect to such item infringes upon the intellectual property rights of any third party.

                (c) To the knowledge of Shareholder and Romeo Entertainment, Romeo Entertainment has not infringed, misappropriated or otherwise violated any intellectual property rights of any third party. Romeo Entertainment is not aware of any infringement, misappropriation or violation with respect to intellectual property which will occur as a result of the continued operation of the business of Romeo Entertainment as now conducted or as presently proposed to be conducted.

                (d) Romeo Entertainment has taken commercially reasonable security measures to protect the security, confidentiality and value of all the material intellectual property owned by it.

        3.13 Contracts. Section 3.13 of the Disclosure Schedule lists the following contracts and written arrangements, true and complete copies of which have been delivered to TBA, to which Romeo Entertainment is a party:

                (a) any contract for the lease of personal property from or to third parties providing for lease payments in excess of $10,000.00 per annum;

                (b) any contract for the purchase or sale of supplies, products manufactured by Romeo Entertainment or other personal property or for the furnishing or receipt of services which contract calls for performance over a period of more than one year or which involves more than the sum of $10,000.00;

                (c) any joint venture or partnership agreement;

                (d) any agreement or instrument under which Romeo Entertainment is or may become indebted for borrowed money;

                (e) any noncompetition agreement;

                (f) any other contract in which the consequences of a default or termination would have a materially adverse effect on the financial condition of Romeo Entertainment or on the prospects or the conduct of the business of Romeo Entertainment;

                (g) any standard form of license agreement; and

                (h) any other contract or arrangement not entered into in the ordinary course of business.

To the knowledge of Shareholder and Romeo Entertainment, all contracts and arrangements listed in Section 3.13 of the Disclosure Schedule are valid and binding agreements of Romeo Entertainment. Neither Romeo Entertainment nor, to the knowledge of Shareholder, any other party is in breach or default, and no event has occurred on the part of Romeo Entertainment or, to the knowledge of Shareholder, on the part of any other party to any such contract or arrangement which with notice or lapse of time would constitute a breach or default or permit termination under any such contract or arrangement. None of such contracts or arrangements will be terminated or modified by the consummation of the Acquisition. Romeo Entertainment has previously made available to TBA all of the material service agreements of Romeo Entertainment with its customers. Romeo Entertainment is not a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Section 3.13 of the Disclosure Schedule under the terms of subsections (a)-(h) of this Section 3.13.

        3.14 Suppliers and Customers. Section 3.14 of the Disclosure Schedule is a true and correct list of the ten (10) largest events (by dollar value of contracts) under contract with Romeo Entertainment during the past twelve (12) months and the ten (10) largest suppliers of talent (by dollar value of contracts) utilized by Romeo Entertainment during the past twelve (12) months. No representative of any such event or supplier of talent has notified Romeo Entertainment that it will substantially decrease or cease doing business with Romeo Entertainment.

        3.15 Accounts Payable; Accounts Receivable. Romeo Entertainment shall provide a schedule of all accounts payable to and accounts receivable of Romeo Entertainment and such accounts receivable shall be subject to no setoffs or counterclaims.

        3.16 Powers of Attorney. There are no outstanding material powers of attorney or similar instruments executed by Romeo Entertainment.

        3.17 Condition of Property. Each building, fixture, machine and piece of equipment (having a net book value of $10,000.00 or more) owned or used by Romeo Entertainment is in good operating condition and repair, subject to normal wear and tear, and is, to the knowledge of Shareholder and Romeo Entertainment, in compliance with all zoning, building and fire codes in all material respects. Romeo Entertainment owns or leases under valid lease all buildings (prior to Closing, it is the intention of Romeo Entertainment to transfer ownership in the building it currently occupies to Shareholder herein, and the transfer of such building shall not be part of this transaction), machinery, equipment and other tangible assets used in the conduct of its business as presently conducted.

        3.18 Insurance. Romeo Entertainment is insured under the policies listed in Section 3.18 of the Disclosure Schedule (the "Insurance Policies"). The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default by Romeo Entertainment under any of the Insurance Policies.

        3.19 Litigation. Section 3.19 of the Disclosure Schedule sets forth any instances in which (a) Romeo Entertainment is subject to any judgment or order (other than orders of general applicability) of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, or where there is any charge, complaint, lawsuit or governmental investigation pending or threatened against Romeo Entertainment; or (b) Romeo Entertainment is a plaintiff in any action, domestic or foreign, judicial or administrative, or any such action exists in which a counterclaim against Romeo Entertainment is pending or might be brought. None of the actions, suits, proceedings or investigations set forth in Section 3.19 of the Disclosure Schedule could result in any adverse change in the condition, financial or otherwise, of Romeo Entertainment, the same being fully reserved against in the Financial Statements. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting Romeo Entertainment or to which Romeo Entertainment is a party and there is no reason to believe that any such action, suit, proceeding or investigation may be brought or threatened against Romeo Entertainment.

        3.20 Employees. Romeo Entertainment has listed in Section 3.20 of the Disclosure Schedule and has furnished to TBA true and complete copies of: (a) any written employment agreements with officers and directors of Romeo Entertainment; and (b) any written employment agreements with its employees which by their terms may not be terminated by Romeo Entertainment at will or which grant severance payments. Romeo Entertainment has not entered into any similar oral employment agreements. To the knowledge of Shareholder, no key employee or group of employees has any plans to terminate employment with Romeo Entertainment. Romeo Entertainment is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by Romeo Entertainment to any shareholder, officer, director or employee of Romeo Entertainment (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to Romeo Entertainment or any guarantees by Romeo Entertainment of any loan or obligation of any nature to which any such person is a party. To the knowledge of Shareholder and of Romeo Entertainment, Romeo Entertainment has complied in all material respects with all laws and regulations which relate to the employment of labor, employee civil rights or equal employment opportunities.

        3.21 Employee Benefit Plans. Romeo Entertainment has listed in Section
3.21 of the Disclosure Schedule and has furnished to TBA true and complete copies of (a) any nonqualified deferred or incentive compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements and (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Romeo Entertainment or to which Romeo Entertainment is a party or otherwise is bound ("Romeo Entertainment Employee Benefit Plans"). Except as required by law, Romeo Entertainment does not maintain or contribute nor has ever maintained or contributed to any funded or unfunded medical, health or life insurance plan or arrangement for retirees or terminated employees. With respect to the employee benefit plans listed in Section 3.21 of the Disclosure Schedule, Romeo Entertainment has furnished to TBA true and complete copies of (i) any summary plan description or other employee communication materials, (ii) the latest financial statements and annual reports, and (iii) all documents filed with the Internal Revenue Service or the Department of Labor since December 31, 1994. To the knowledge of Shareholder and Romeo Entertainment, all employee benefit plans and related trusts listed in Section 3.21 of the Disclosure Schedule and maintained or contributed to by Romeo Entertainment or with respect to which Romeo Entertainment now has or has ever had any liability or potential liability comply in form and in operation with all requirements of ERISA and the Code. To the knowledge of Shareholder and Romeo Entertainment, all required reports with respect to such plans required by applicable law have been filed and all contributions or payments presently anticipated hereunder have been made or properly accrued. To the knowledge of Shareholder and Romeo Entertainment, no applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such employee benefit plans or arrangements or any related trusts. To the knowledge of Shareholder and Romeo Entertainment, none of such employee benefit plans or arrangements, any related trusts, the trustees of any related trusts or the directors, officers and employees of Romeo Entertainment is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related matter (other than routine claims in the ordinary course of business), and there have been no prohibited transactions as described in Section 406 of ERISA or as defined in Section 4975 of the Code with respect to any such plan. To the knowledge of Shareholder and Romeo Entertainment, neither Romeo Entertainment, its directors, officers and employees nor any other fiduciary, as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law which would subject Romeo Entertainment or its directors, officers and employees to liability under ERISA or any applicable law.

        3.22 Guarantees. Romeo Entertainment is not a guarantor or otherwise liable for any material indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business.

        3.23 Legal Compliance. To the knowledge of Shareholder and Romeo Entertainment, Romeo Entertainment and each of its respective directors, officers and employees (the individuals only in their capacities as representatives of Romeo Entertainment) has complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, and no claim has been filed against Romeo Entertainment alleging a violation of any such laws or regulations. To the knowledge of Shareholder and Romeo Entertainment, Romeo Entertainment holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted or proposed to be conducted. Neither Romeo Entertainment, nor any director, officer, agent, partner or employee thereof or any other person associated with or acting for or on behalf of Romeo Entertainment has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (whether in cash or otherwise) to any person, private or public, regardless of form, whether in money, property, or services, in violation of any applicable law, rule or regulation (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Romeo Entertainment, or (iv) to pay for any lobbying or similar services or (b) established or maintained any fund or asset that has not been recorded in the books and records of Romeo Entertainment.

        3.24 Certain Business Relationships. To the knowledge of Shareholder, none of the present or former shareholders, directors, officers or employees of Romeo Entertainment owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past 12 months, has been in volved in any manner in any business arrangement or relationship with Romeo Entertainment, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of Romeo Entertainment.

        3.25 Broker's Fees. Neither Romeo Entertainment nor anyone on its behalf has any liability to any broker, finder, investment banker or similar agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or similar agent in connection with the Acquisition or any similar transaction.

        3.26 Environment, Health and Safety. To the knowledge of Shareholder and Romeo Entertainment, Romeo Entertainment is in compliance with all environmental, health and safety laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been held or commenced against Romeo Entertainment alleging any failure so to comply. To the knowledge of Shareholder and Romeo Entertainment, Romeo Entertainment has obtained and been in compliance with all of the material terms and conditions of all permits, licenses and other authorizations which are required under, and have complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, laws, and timetables which are contained in, all applicable environmental, health and safety laws.

        3.27 Disclosure. To the knowledge of Shareholder and Romeo Entertainment, the representations and warranties and statements of fact made by Romeo Entertainment in this Agreement, in the Disclosure Schedule, in the responses to the Due Diligence Checklist and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete in all material respects on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete in all material respects on the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

        3.28 Limitations of Representations. Notwithstanding any other provision of this Agreement or otherwise, Shareholder shall not be deemed to have made any representation or warranty other than those expressly made in this Article 3, Sections 3.1 through 3.27 hereof, and Article 4, Sections 4.1 through 4.3 hereof. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representation or warranty made by Shareholder in Articles 3 and 4 hereof, Shareholder makes no representation or warranty to TBA with respect to:

                (i) any oral or written projections, estimates, budgets or statements heretofore delivered to or made available to TBA of future revenues, expenses or expenditures, results or operations, profitability, cash flows, budgets, prospects, financial condition, market conditions or new developments of Romeo Entertainment; or

                (ii) any other oral or written information or documents of any kind made available by Romeo Entertainment or its counsel to TBA or its counsel, accountants or advisors with respect to Romeo Entertainment except as expressly covered by representations or warranties contained in (a) Sections 3.1 through 3.27 hereof, (b) Sections 4.1 through 4.3 hereof, (c) the information set forth in the Disclosure Schedule, and
        (d) the responses of Shareholder and Romeo Entertainment to the Due Diligence Checklist.

                                    ARTICLE 4

            ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Except as set forth in the correspondingly numbered section of the Disclosure Schedule, Shareholder represents and warrants to TBA as follows:

        4.1 Representations Regarding Shares of Romeo Entertainment.

        (a) Shareholder is the record and beneficial owner of and has good title to the Shares, free and clear of any and all Liens. The Shares are all of the shares of capital stock of Romeo Entertainment owned by Shareholder, and the Shares collectively represent all the issued and outstanding capital stock of Romeo Entertainment.

        (b) Shareholder has the full right, power and authority to enter into this Agreement.

        (c) Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by Shareholder.

        (d) No broker or finder has acted for Shareholder in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Shareholder.

        (e) Shareholder holds the Shares as a capital asset and will have owned the Shares for more than twelve (12) months as of the Closing Date. For federal and state income tax purposes, Shareholder shall report the sale of the Shares pursuant to this Agreement as the sale of a capital asset held for more than twelve (12) months, and shall not take any position on any report, return or filing with any tax jurisdiction that the substance of the transactions contemplated by this Agreement is the sale of the assets of Romeo Entertainment. Shareholder is a resident of the State of Nebraska and will report the gain on the sale of the shares for state income tax purposes with the State of Nebraska.

        4.2 Investment Representations.

                (a) Shareholder will acquire the shares of TBA Common Stock issued pursuant to this Agreement for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intent of distributing or selling his shares in violation of applicable federal and state securities laws, and subject to the terms and provisions of the Registration Rights Agreement.

                (b) Shareholder has reviewed the representations concerning TBA contained in this Agreement and has made or has had the opportunity to make inquiry concerning TBA. Shareholder has sufficient knowledge and experience so as to be able to evaluate the risks and merits of his investment in TBA, and he is able financially to bear the risks thereof. Shareholder is entering into the transactions contemplated herein based on his own assessments of the merits and risks, upon his own experience as an officer and/or shareholder of Romeo Entertainment and is not relying on any business plan, projections, valuations or other financial information provided to Shareholder by TBA (other than the TBA SEC Documents). Shareholder further acknowledges and agrees that TBA has made no assurances of any nature whatsoever regarding the future operations of TBA and has made no guarantees as to the profitability of an investment therein. Shareholder further acknowledges that he is an accredited investor as defined in Rule 501 of Regulation D of the Securities Act.

                (c) Shareholder understands that the certificates of TBA Common Stock to be issued to him pursuant to this Agreement will bear a restrictive legend in substantially the following form:

                "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to TBA is obtained to the effect that such registration is not required."

        The foregoing legend shall be removed from the certificates, at the request of the holder thereof, at such time as they become registered for resale or eligible for resale pursuant to Rule 144(k) under the Securities Act.

        4.3 Authorization. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Shareholder is a party constitute the valid and legally binding obligations of Shareholder, enforceable against Shareholder in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

        To the knowledge of Shareholder, the execution, delivery and performance by Shareholder of this Agreement and the agreements provided for herein, and the consummation by Shareholder of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to Shareholder; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Shareholder pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Shareholder is a party or by which Shareholder or any of his properties is or, to the knowledge of Shareholder, may be bound, except for violations or conflicts which individually or in the aggregate would not have a material adverse effect on Romeo Entertainment's financial condition or results of operation.

                                    ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE CLOSING

        5.1 Conduct of Business by Romeo Entertainment Pending the Closing. Romeo Entertainment covenants and agrees that, prior to the Closing Date, unless TBA shall otherwise approve in writing (which approval will not be unreasonably withheld) or as otherwise expressly contemplated or permitted by this Agreement:

                (a) Romeo Entertainment shall conduct its business and operations, including its cash management practices, the collection of receivables, maintenance of facilities and payment of payables, only in the usual and ordinary course of business and consistent with past custom and practice in all material respects;

                (b) Except as disclosed on Schedule 1 herein, and as contemplated by this Agreement, Romeo Entertainment shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any material portion of its assets, except in the ordinary course of business; (ii) amend or propose to amend its charter or bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities;
        (v) create any subsidiaries; or (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(b);

                (c) Romeo Entertainment shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital stock; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or material assets thereof; (iii) incur any material indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                (d) Except as disclosed on Schedule 1 herein, Romeo Entertainment shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors; or (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business and consistent in all material respects with past practice (none of which shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on January 1, 1999;

                (e) Except as disclosed on Schedule 1 herein, Romeo Entertainment shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

                (f) Except as otherwise required by its charter or bylaws, by this Agreement or by applicable law, Romeo Entertainment shall not call any meeting of its shareholders and, with respect to any meeting of its shareholders called by Romeo Entertainment, shall provide to TBA copies of all written materials and other information given to the shareholders prior to the time such materials and information are given to the shareholders;

                (g) Romeo Entertainment shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                (h) Romeo Entertainment shall (i) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep in full force and effect all material rights, licenses, permits and franchises relating to its business, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) report on a regular and frequent basis, at reasonable times, to representatives of TBA regarding operational matters and the general status of ongoing operations; (iii) use commercially reasonable efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Closing Date if then made; and (iv) notify TBA of any emergency or other change in the normal course of their respective business or in the operation of their properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of Romeo Entertainment, or to the ability of Romeo Entertainment or TBA to consummate the transactions contemplated by this Agreement;

                (i) Romeo Entertainment shall deliver to TBA promptly (but in any event within two business days) after the discovery or receipt of notice of any default under any material agreement to which it is a party or any other material adverse event or circumstance affecting Romeo Entertainment (including the filing of any material litigation against Romeo Entertainment or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced), a certificate of the President of Romeo Entertainment specifying the nature and period of the existence thereof and what actions Romeo Entertainment has taken and proposes to take with respect thereto;

                (j) Romeo Entertainment shall use commercially reasonable efforts to maintain its assets in customary repair, order and condition, replace in accordance with past practice its inoperable, worn out or obsolete assets with assets of quality at least comparable to the original quality of the assets being replaced and maintain in all material respects its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

                (k) Romeo Entertainment shall use commercially reasonable efforts to maintain in full force and effect the existence of all material patents, inventions, trademarks, service marks, trade dress, trade names, corporate names, copyrights, mask works, trade secrets, licenses, computer software, data and documentation and other proprietary rights, which it uses or owns;

                (l) Romeo Entertainment shall have positive working capital on the Closing Date;

                (m) Romeo Entertainment shall comply in all material respects with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes; and

                (n) Romeo Entertainment shall not enter into any contract (except for artist performances for which TBA shall receive a weekly summary by facsimile) requiring payments in excess of $20,000 or for a duration of more than one (1) year.

        For purposes of this Section 5.1, should TBA fail to approve in writing any action for which its approval is required pursuant to this Section 5.1 within three (3) business days after its receipt of a written request for approval in accordance with the notice requirements contained herein, the matter shall be deemed approved by TBA. Unless agreed to in writing by Romeo Entertainment, TBA and Shareholder, the amendment or modification of the Disclosure Schedule by Romeo Entertainment after the time TBA has signed this Agreement shall have no effect with respect to the agreements, covenants and obligations of Romeo Entertainment and TBA pursuant to this Section 5.1 and Sections 7.2 and 7.3 of this Agreement.

        5.2 No Other Bids for Romeo Entertainment. Romeo Entertainment shall not, nor either authorize or knowingly permit any officer, director, shareholder or employee of, or any investment banker, attorney, accountant or other representative retained by, Romeo Entertainment to, make, solicit, initiate, encourage or respond to a submission of a proposal or offer from any person or entity (other than TBA) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Romeo Entertainment or other similar transaction or business combination involving Romeo Entertainment (hereinafter collectively referred to as a "Third Party Offer"). Romeo Entertainment will not participate in any negotiations regarding, or furnish to any person or entity (other than TBA) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity (other than TBA) to do or seek any of the foregoing. Romeo Entertainment will immediately cease and cause to be terminated any contacts or negotiations currently pending with respect to Third Party Offers, if any, and shall use its best efforts to cause all reports, material, data and other written information heretofore disseminated by it or on its behalf by any such officer, director or employee or any investment banker, attorney, accountant or other representative in connection with any such Third Party Offer or any inquiry or proposal related thereto to be promptly returned to it. Romeo Entertainment shall promptly notify TBA of the receipt of any Third Party Offer or any inquiry or communication which might reasonably be expected to lead to any Third Party Offer and will provide TBA with all information that TBA may reasonably request with respect thereto.

        5.3 Lines of Business and Capital Expenditures. Unless approved in writing by TBA, Romeo Entertainment covenants that it will not (a) enter into any new material line of business; (b) change its investment, liability management and other material policies in any material respect; or (c) incur or commit to any capital expenditures, obligations or liabilities in connection therewith.

        5.4 Accounting Methods. Unless approved in writing by TBA, Romeo Entertainment covenants that it will not change its methods of accounting in effect at December 31, 1998. Notwithstanding the provisions of the preceding sentence, Romeo Entertainment will, at Shareholder's expense, have its accounting records in proper order and ready to be audited, at the expense of TBA, in accordance with generally accepted accounting principles.

        5.5 Other Actions. Unless approved in writing by TBA, Romeo Entertainment covenants that it shall not take any action that would or might reasonably be expected to result in any of the representations and warranties of Romeo Entertainment set forth in this Agreement becoming untrue in any material respect after the date hereof or any of the conditions to the Closing set forth in Article 7 of this Agreement not being satisfied.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

        6.1 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

        6.2 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would result in any Material Adverse Breach (as defined in Section 10.8 of this Agreement), and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

        6.3 Access to Information. From the date hereof to the Closing Date, each of Romeo Entertainment and TBA shall, and shall cause its respective officers, directors, employees and agents to, afford the officers, employees, agents and representatives of the other parties hereto (including Shareholder) complete access at all reasonable times to such officers, employees and agents and its properties, books and records (all such access to be arranged through the respective officers of the parties hereto so as not to be unreasonably disruptive to any of the parties), and shall furnish each of such parties all financial, operating, personnel, compensation, tax and other data and information as such parties, through their respective officers, employees, agents or representatives, may request.

        6.4 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Romeo Entertainment and TBA shall use their best efforts to maintain and make all filings with and obtain all consents, approvals, and/or assurances from third parties and appropriate governmental agencies and authorities necessary or, in the opinion of Romeo Entertainment or TBA, advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this
Section 6.4.

        6.5 Notice of Changes. Each of Romeo Entertainment and TBA shall each promptly inform the other in writing if any change shall have occurred or shall have been threatened (or any development shall have occurred or shall have been threatened involving a prospective change) in its financial condition, results of operations or business that is or may reasonably be expected to have a material adverse effect on its financial condition, results of operations or business.

        6.6 Press Releases. Romeo Entertainment and TBA shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 6.6 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

        6.7 Employee Matters. TBA and Romeo Entertainment agree that all employees of Romeo Entertainment immediately prior to the Closing shall be employed by Romeo Entertainment immediately after the Closing at such level of pay which is mutually agreed upon between each employee and TBA, it being understood that TBA shall not have any obligations to cause Romeo Entertainment to continue employing such employees for any length of time or at any level of pay for any length of time thereafter, except as set forth in binding agreements of employment. Romeo Entertainment employees retained by Romeo Entertainment subsequent to the Closing Date shall be entitled to participate in health insurance plans and other benefits to the same extent that current TBA employees participate in such benefits, subject to applicable period of service requirements, if any. In addition, TBA will not unreasonably impose the termination of the employment relationship between Romeo Entertainment and any of its employees subsequent to the Closing Date.

        6.8 Tax Matters. From and after the Closing, TBA, on the one hand, and Shareholder, on the other hand, shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, tax data, tax returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (1) for the preparation by either of them of any Tax Returns, elections, consents or certificates required to be prepared and filed by such parties or (2) in connection with any audit or proceeding relating to taxes relating to the assets of Romeo Entertainment. TBA agrees to retain all books and records with respect to tax matters pertinent to Romeo Entertainment relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. None of the parties hereto shall cause an election to be made, an accounting for tax purposes to be adopted, or a position to be taken on any tax return, or in any tax proceeding, that is inconsistent with the provisions of this Agreement. In addition, as custodian of the books and records of Romeo Entertainment as of the Closing Date, TBA, or its authorized representatives, shall be responsible for closing such books and records as of the Closing Date for state and federal income tax and financial reporting purposes. TBA and Shareholder shall cooperate fully with each other in connection with such closing and TBA shall make available to Shareholder all financial and income tax data, statements, reports and information relating to such closing of the books and records as of the Closing Date.

        6.9 Real Estate Lease. Prior to the Closing, Romeo Entertainment shall distribute to Shareholder the real property and improvements thereon, subject to all liabilities secured by such real estate and improvements, located at 15332 State Highway 988, Crescent, Iowa, and which are generally used as the corporate offices of Romeo Entertainment. As a condition to the Closing,

Shareholder and Romeo Entertainment, with the consent and approval of TBA, shall negotiate and enter into a lease agreement granting Romeo Entertainment the use and occupancy by Romeo Entertainment of said real estate and improvements, in the form attached hereto as Exhibit E (the "Lease").

        6.10 Adjustment to Purchase Price. Notwithstanding the provisions of
Section 1.2(c) hereof, (i) should Shareholder voluntarily terminate his employment relationship with Romeo Entertainment prior to the end of the term of his Employment Agreement (as defined in Section 7.2(e) hereof), other than for Good Reason (as such term is defined in such Employment Agreement), or (ii) should Romeo Entertainment terminate Shareholder's employment relationship pursuant to Paragraph 5(b)(iii) or (iv) of Shareholder's Employment Agreement, Shareholder shall be obligated to pay to TBA, within fifteen (15) days of the date of such termination of employment, a dollar amount in cash equal to the excess of (a) the aggregate portion of the Purchase Price theretofore paid to Shareholder by TBA for the Shares over (b) the aggregate earnings before interest, taxes, depreciation and amortization of Romeo Entertainment from the Closing Date to the end of the calendar month in which such employment is terminated.

        6.11 Tax Indemnification. In reliance upon Shareholder's representation set forth in Section 4.1(e) hereof, and subject to the limitation hereinafter set forth, TBA hereby indemnifies and holds harmless Shareholder against income tax liability in excess of a (i) 20% maximum federal income tax rate, and (ii) 7% maximum state income tax rate, on the taxable gain realized and recognized by Shareholder upon the sale of the Shares to TBA pursuant to the terms of this Agreement; provided, however, such indemnification shall not apply should Shareholder be subject to the alternative minimum tax provisions contained in Sections 55 through 59 of the Code. TBA, as the indemnifying party, shall have all of the rights set forth in Section 9.3 of this Agreement. The provisions of Sections 10.1 and 10.8 of this Agreement shall not limit the liability of TBA pursuant to this Section 6.11.

        6.12 Name. Romeo Entertainment shall be entitled to continue to operate and conduct business under the name "Romeo Entertainment Group, Inc." for a reasonable transition period subsequent to the Closing, as reasonably determined by TBA in consultation with Shareholder.

        6.13 No Deficit Working Capital. On the Closing Date, the dollar amount of total assets of Romeo Entertainment, net of accumulated depreciation and amortization, shall be equal to or greater than the dollar amount of total liabilities of Romeo Entertainment. In addition, on the Closing Date, such total liabilities shall include the anticipated cost of preparing the state and federal income tax returns for Romeo Entertainment for calendar year 1999.

        6.14 Referral Commissions. TBA shall negotiate in good faith the referral commissions to be paid Romeo Entertainment for Romeo Entertainment's business referrals to the other operating divisions of TBA on all material projects, consistent with the referral commissions paid other operating divisions of TBA for referrals made to the other operating divisions of TBA or as otherwise mutually agreed upon by Romeo Entertainment and TBA.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING

        7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                (a) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby; and

                (b) Shareholder shall have provided TBA with a written agreement not to sell, assign, convey, encumber or otherwise transfer shares of TBA Common Stock acquired pursuant to this Agreement for a period of one year following the Closing Date.

        7.2 Additional Conditions to TBA's Obligations. The obligations of TBA to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

                (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by Romeo Entertainment or Shareholder, the representations and warranties set forth in Articles 3 and 4 of this Agreement (without regard to any amendments or modifications (unless agreed to in writing by the parties hereto) of the Disclosure Schedule by Romeo Entertainment after the time TBA has signed this Agreement) will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                (b) Unless waived in writing by TBA, Romeo Entertainment shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant to be performed and complied with by it under this Agreement prior to the Closing Date, including, without limitation, all of its agreements contained in Article 6 of this Agreement;

                (c) Except as otherwise disclosed on the Disclosure Schedule, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for TBA to own, operate or control Romeo Entertainment or any portion of the assets of Romeo Entertainment or to prevent a breach of or a default under or a termination of any agreement material to Romeo Entertainment to which Romeo Entertainment is a party or to which any material portion of the assets of Romeo Entertainment is subject, will have been obtained;

                (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded or which might adversely affect the right of TBA to own, operate or control Romeo Entertainment or any material portion of the assets of Romeo Entertainment or the value of the assets of Romeo Entertainment;

                (e) On or prior to the Closing Date, Shareholder shall have entered into an employment agreement with Romeo Entertainment substantially in the form of Exhibit F attached hereto dated as of the Closing Date (the "Employment Agreement") and Shareholder shall have terminated any employment, compensation, consulting, fee, services or other similar agreements payable to him, or to his affiliated entities, if any;

                (f) On or prior to the Closing Date, Shareholder shall have entered into the Lease in his capacity as lessor and Romeo Entertainment shall have entered into the Lease in its capacity as lessee;

                (g) At the Closing, Romeo Entertainment will have delivered to TBA the following:

                        (i) a certificate executed on behalf of Romeo
                Entertainment by its President stating that the conditions set forth in Sections 7.2(a) through 7.2(d) of this Agreement have been satisfied or waived by TBA in writing;

                        (ii) certified copies of the resolutions duly adopted by
                Romeo Entertainment's Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and thereby;

                        (iii) good standing or comparable certificates for Romeo
                Entertainment from the jurisdiction of its incorporation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on the consolidated financial condition, results of operations or business of Romeo Entertainment, dated not earlier than ten (10) days prior to the Closing Date;

                        (iv) copies of all third party and governmental consents
                (or other evidence satisfactory to TBA) that Romeo Entertainment is required to obtain in order to effect the transactions contemplated by this Agreement;

                        (v) a copy of Romeo Entertainment's charter certified by
                the Secretary of State of the State of Nebraska;

                        (vi) certificates evidencing the Shares, duly endorsed;

                        (vii) the schedule of accounts payable and accounts
                receivable to be provided pursuant to Section 3.15 hereof; and

                        (viii) such other documents as TBA may reasonably
                request in connection with the transactions contemplated hereby.

                (h) All proceedings to be taken by Romeo Entertainment in connection with the consummation of the Acquisition at the Closing and the other transactions contemplated hereby and all documents required to be delivered by Romeo Entertainment in connection with the Acquisition and the other transactions contemplated hereby will be reasonably satisfactory in form and substance to TBA.

        7.3 Additional Conditions to the Obligations of Romeo Entertainment and Shareholder. The obligations of Romeo Entertainment and Shareholder to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

                (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by TBA, the representations and warranties set forth in Article 2 of this Agreement will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                (b) TBA shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant required to be performed and complied with by it under this Agreement prior to the Closing Date;

                (c) No action or proceeding before any court or government body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

                (d) At the Closing, TBA will have delivered to Romeo Entertainment and Shareholder the following:

                        (i) a certificate executed on behalf of TBA by its Chief
                Executive Officer stating that the conditions set forth in Sections 7.3(a) through (c) of this Agreement have been satisfied;

                        (ii) certified copies of the resolutions duly adopted by
                TBA's board of directors authorizing the execution, delivery and performance of this Agreement;

                        (iii) good standing certificates for TBA from the
                Secretary of State of the State of Delaware dated not earlier than ten (10) days prior to the Closing Date;

                        (iv) copies of all third party and governmental or
                regulatory consents (or other evidence satisfactory to Romeo Entertainment) that TBA are required to obtain in order to effect the transactions contemplated by this Agreement;

                        (v) copies of TBA's charter certified by the Secretary
                of State of the State of Delaware;

                        (vi) the Common Stock Portion, the Cash Portion, the
                Adjustable Note and the Non-Adjustable Note; and

                        (vii) such other documents as Romeo Entertainment or
                Shareholder may reasonably request in connection with the transactions contemplated hereby;

                (e) All proceedings to be taken by TBA in connection with the consummation of the Acquisition at the Closing and all documents required to be delivered by TBA in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Romeo Entertainment and Shareholder;

                (f) Except as otherwise disclosed in writing to Romeo Entertainment and Shareholder, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for TBA to own, operate or control Romeo Entertainment or any portion of the assets of Romeo Entertainment or to prevent a breach of or a default under or a termination of any agreement material to Romeo Entertainment to which Romeo Entertainment is a party or to which any material portion of the assets of Romeo Entertainment is subject, will have been obtained;

                (g) The Employment Agreement will have been executed and delivered as of the Closing Date and there will not have been any changes, amendments or modifications to, or termination of, such agreement; and

                (h) The Registration Rights Agreement, the Pledge Agreement and the Lease will have been executed and delivered as of the Closing Date.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                (a) by the unanimous written consent of Shareholder and the Boards of Directors of TBA and Romeo Entertainment;

                (b) by either TBA or Romeo Entertainment if the Acquisition shall not have been consummated by February 28, 2000;

                (c) by TBA if there has been a misrepresentation or breach of a representation or warranty or a failure to perform a covenant on the part of Romeo Entertainment or Shareholder with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach; and

                (d) by Romeo Entertainment if there has been a misrepresentation or a breach of a representation or warranty or a failure to perform a covenant on the part of TBA with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach.

        8.2 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

        8.3 Waiver. At any time prior to the Closing Date, (a) TBA may in writing (i) extend the time for the performance of any of the obligations or other acts of Romeo Entertainment and/or Shareholder or (ii) waive compliance with any of the agreements of Romeo Entertainment and/or Shareholder or with any conditions to its own obligations, and (b) Romeo Entertainment and/or Shareholder may in writing (i) extend the time for the performance of any of the obligations or other acts of TBA or (ii) waive compliance with any of the agreements of TBA or with any conditions to their own obligations in each case only to the extent such obligations, agreements and conditions are intended for their benefit.

        8.4 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall become void and there shall be no liability or further obligation on the part of any party hereto or any of their respective shareholders, officers or directors, except that nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement and the provisions of Section 6.6 and any confidentiality agreements by and between TBA and Romeo Entertainment will survive such termination.

                                    ARTICLE 9

                                 INDEMNIFICATION

        9.1 By TBA, Romeo Entertainment and Shareholder. TBA on the one hand and Romeo Entertainment and Shareholder on the other hand each hereby agree to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for defending any actions or threatened actions) (collectively "Damages") reasonably incurred by TBA, Romeo Entertainment and Shareholder in connection with each and all of the matters set forth below to the extent they constitute a Material Adverse Breach.

                (a) Any breach by the Indemnifying Party (as defined below) of any representation or warranty made by such Indemnifying Party in this Agreement;

                (b) Any breach of any covenant, agreement or obligation of the Indemnifying Party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

                (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the Indemnifying Party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

        9.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.3 of this Agreement in which case the Indemnified Party may settle or compromise such claim without the prior consent of the Indemnifying Party. If the Indemnified Party fails to give prompt notice of any claim and such failure prejudices the Indemnifying Party's position or its ability to defend the claim, the Indemnifying Party's liability to the Indemnified Party shall be reduced by the amount, if any, demonstrated to be directly attributable to the failure to give such notice in a timely manner.

        9.3 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made,
(a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

        9.4 Payment of Indemnification Obligation. All indemnification by TBA, Romeo Entertainment or Shareholder hereunder shall be effected by payment by wire transfer or delivery of a cashier's or certified check in the amount of the indemnification liability.

        9.5 Limitations. EXCEPT IN CASES OF ACTIONABLE FRAUD, WHERE SPECIFIC PERFORMANCE IS AVAILABLE AS A REMEDY OR AS PROVIDED IN SECTION 6.10 OF THIS AGREEMENT, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE INDEMNIFICATION RIGHTS PROVIDED IN THIS ARTICLE 9 SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SUCH PARTIES TO THIS AGREEMENT. EXCEPT IN CASES OF ACTIONABLE FRAUD, WHERE SPECIFIC PERFORMANCE IS AVAILABLE AS A REMEDY OR AS PROVIDED IN SECTION 6.10 OF THIS AGREEMENT, THE AGGREGATE, MAXIMUM LIABILITY OF EACH OF SHAREHOLDER, ROMEO ENTERTAINMENT AND TBA UNDER THIS ARTICLE 9 SHALL BE AN AMOUNT EQUAL TO THE AGGREGATE PURCHASE PRICE PAID FOR THE SHARES.

                                   ARTICLE 10

                               GENERAL PROVISIONS

        10.1 Survival of Representations and Warranties. The representations and warranties set forth in Article 2, Article 3 and Article 4 of this Agreement shall survive the Closing for a period of one (1) year. Notwithstanding the above, claims resulting from any breach of any representation or warranty concerning tax or Romeo Entertainment Employee Benefit Plan matters shall expire one hundred twenty (120) days after the expiration of any applicable statute of limitations. Any litigation arising out of or attributable to a breach of any representation, warranty or covenant contained herein must be commenced within the applicable period described above. If not commenced within the applicable period, any such claim will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered.

        10.2 Effect of Due Diligence. No investigation by TBA or Romeo Entertainment into the business, operations and condition of the other shall diminish in any way the effect of any representations or warranties made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

        10.3 Specific Performance. TBA, Romeo Entertainment and Shareholder understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of TBA, Romeo Entertainment and Shareholder to consummate the Acquisition, that the Acquisition is a unique business opportunity for Romeo Entertainment, TBA, and Shareholder and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, Romeo Entertainment, TBA and Shareholder agree that TBA shall be entitled to obtain specific performance by Romeo Entertainment and Shareholder of every such covenant and undertaking contained herein to be performed by Romeo Entertainment and Shareholder and that Romeo Entertainment and Shareholder shall be entitled to obtain specific performance from TBA of each and every covenant and undertaking herein contained to be observed or performed by TBA.

        10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                      if to TBA:

                      TBA Entertainment Corporation
                      402 Heritage Plantation Way
                      Hickory Valley, Tennessee   38042
                      Attention:  Thomas J. Weaver III
                      Telecopy:    (901) 764-6107

                      with a copy to:

                      Winstead Sechrest & Minick P.C.
                      5400 Renaissance Tower
                      1201 Elm Street
                      Dallas, Texas  75270
                      Attention:   Randall E. Roberts, Esq.
                      Telecopy:    (214) 745-5390

                      if to Romeo Entertainment:

                      Romeo Entertainment Group, Inc.
                      15332 State Highway 988
                      Crescent, Iowa 51526
                      Attention:  Robert Romeo
                      Telecopy:

                      with a copy to:

                      James P. Waldron
                      Nelson, Morrow & Waldron
                      675 Commercial Federal Tower
                      2120 South 72nd Street
                      Omaha, Nebraska 68124
                      Telecopy:  (402) 392-2130

               (c)    if to Shareholder:

                      Robert Romeo
                      15332 State Highway 988
                      Crescent, Iowa 51526

                      with a copy to:

                      James P. Waldron
                      Nelson, Morrow & Waldron
                      675 Commercial Federal Tower
                      2120 South 72nd Street
                      Omaha, Nebraska 68124
                      Telecopy:  (402) 392-2130

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

        10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

        10.6 Severability. If any term, provision, covenant or Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

        10.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) except for any confidentiality agreements executed in connection with the transactions contemplated hereby, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that TBA may assign all or any portion of their rights under this Agreement to any wholly owned subsidiary but no such assignment shall relieve TBA of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which TBA may be merged; and
(d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Nebraska, without giving effect to the principles of conflict of laws thereof. Courts within the State of Nebraska will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

        10.8 Material Adverse Breach. Breaches of representations, warranties and covenants by either party hereto which (a) individually results in damages to the other party in excess of $20,000 or (b) in the aggregate result in damages to the other party in excess of $50,000, shall constitute, for purposes of this Agreement, a "Material Adverse Breach."

        10.9 Limitation of Liability. Neither TBA, Romeo Entertainment, nor Shareholder shall have any liability for breach of the representations, warranties and covenants made by them and contained in this Agreement unless such breach is a Material Adverse Breach.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

                            STOCK PURCHASE AGREEMENT

                                 Signature Page

        IN WITNESS WHEREOF, TBA, Shareholder and Romeo Entertainment have caused this Agreement to be executed on the date first written above by their respective officers duly authorized.


                                            TBA ENTERTAINMENT CORPORATION



                                            By: /s/ Thomas Jackson Weaver III
                                               ---------------------------------
                                               Thomas Jackson Weaver III,
                                               Chief Executive Officer



                                            ROMEO ENTERTAINMENT GROUP, INC.



                                            By: /s/ Robert Romeo
                                               ---------------------------------
                                               Robert Romeo, President



                                            /s/ Robert Romeo
                                            ------------------------------------
                                            ROBERT ROMEO

                                   SCHEDULE 1

                               DISCLOSURE SCHEDULE

                                   SCHEDULE 2

                            MEMENTOES OF SHAREHOLDER

                                     ANNEX I

                            LIST OF TBA SEC DOCUMENTS


        1.     Current Report on Form 8-K
        2.     Annual Report on Form 10-KSB
        3.     Proxy Statement
        4.     Quarterly Report on Form 10-Q (3/31/99)
        5.     Quarterly Report on Form 10-Q (6/30/99)
        6.     Quarterly Report on Form 10-Q (9/30/99)

                                    EXHIBIT A

                       FORM OF ADJUSTABLE PROMISSORY NOTE

                                    EXHIBIT B

                     FORM OF NON-ADJUSTABLE PROMISSORY NOTE

                                    EXHIBIT C

                            FORM OF PLEDGE AGREEMENT

                                    EXHIBIT D

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT E

                                  FORM OF LEASE

                                    EXHIBIT F

                          FORM OF EMPLOYMENT AGREEMENT